EXHIBIT 10.1

Executive Officer	2005 Annul Incentive Plan Payment
Jon A. Marshall	$655,000
President and Chief Executive Officer
W. Matt Ralls	$337,500
Executive Vice President and Chief Operating Officer
James L. McCulloch	$221,100
Senior Vice President and General Counsel
Marion M. Woolie	$176,500
Senior Vice President, Operations
Roger B. Hunt	$307,125
Senior Vice President, Marketing